UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 20, 2017
Date of Report (Date of earliest event reported)

__________________________________________

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600 Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13c-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 1, 2016, Schweitzer-Mauduit International, Inc., a Delaware corporation (the “Company”), together with SWM Holdco 1 S.a.r.l., a Luxembourg private limited liability company, and SWM Luxembourg S.a.r.l., a Luxembourg limited liability company, both wholly-owned subsidiaries of the Company, entered into a First Amendment to the Second Amended and Restated Credit Agreement (the “Credit Agreement Amendment ”) with JPMorgan Chase Bank, N.A., in its capacity as administrative agent for JPMorgan Chase Bank, N.A., Bank of America, N.A., Fifth Third Bank, SunTrust Bank, AgFirst Farm Credit Bank, Citizens Bank, N.A., MUFG Union Bank, N.A., Citibank, N.A., Farm Credit Bank of Texas, Farm Credit Mid America, PCA and Societe Generale (collectively, the “Lenders”), the material provision of which is effective upon the closing of the Transaction (as defined in Item 2.01 below) on January 20, 2017. The Second Amended and Restated Credit Agreement, dated as of October 28, 2015 (the “Credit Agreement”), provides for credit facilities in the aggregate principal amount of $1 billion, consisting of a $650 million revolving credit facility and $350 million in term loans.

Effective upon the closing of the Transaction, the Credit Agreement Amendment increases the permitted maximum net debt to EBITDA ratio. The Credit Agreement Amendment also contains representations and warranties which are customary for facilities of this type.

The foregoing summary of certain material terms of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 20, 2017, the Company completed its previously announced acquisition of all of the equity interests in Conwed Plastics LLC, a Delaware limited liability company (“Conwed”), and its Belgian subsidiary ("Conwed NV") (collectively, the “Transaction”) pursuant to that certain Equity Interest Purchase Agreement (the “Purchase Agreement”), dated as of December 14, 2016, by and among the Company, DelStar Technologies, Inc., a Delaware corporation as buyer, Baldwin Enterprises, Inc., a Colorado corporation, as seller, Conwed and, solely for the limited purposes specified therein, Leucadia National Corporation, a New York corporation. As a result of the Transaction, Conwed and its subsidiaries (including Conwed NV) became wholly-owned indirect subsidiaries of the Company.

The purchase price to acquire Conwed and Conwed NV was $295 million in cash, subject to certain customary post-closing adjustments, plus three potential earn-out payments not to exceed $40 million, in the aggregate, which payments are contingent upon the achievement of certain financial metrics in each of 2019, 2020 and 2021, in each case upon the terms and subject to the conditions contained in the Purchase Agreement. The purchase price for Conwed was funded from the Company’s borrowings under the Credit Agreement, as amended, while the purchase price for Conwed NV was funded from cash on hand.

Conwed and its subsidiaries manufacture highly engineered resin-based netting solutions and is headquartered in Minneapolis, Minnesota.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on December 14, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. On January 20, 2017, the Company made a draw on its revolving credit facility in the amount of $286.5 million to fund in part the acquisition of Conwed described in Item 2.01 above.

Item 8.01	Other Events.

On January 20, 2017, the Company entered into an interest rate swap transaction with JPMorgan Chase Bank, N.A. for a three-year term on a notional amount of $315 million. The interest rate swap is intended to manage the Company's interest rate risk by fixing the interest rate on a portion of the Company's debt currently outstanding under its credit facility that was previously subject to a floating interest rate equal to 1-month LIBOR plus a credit spread. The swap provides for the Company to pay a fixed rate of 1.65% per annum in addition to the credit spread on such portion of its outstanding debt in exchange for receiving a variable interest rate based on 1-month LIBOR.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The financial statements required to be filed by this Item 9.01(a) will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The financial statements required to be filed by this Item 9.01(b) will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

10.1
First Amendment to the Second Amended and Restated Credit Agreement, dated January 20, 2017, with JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto, JPMorgan Chase Bank, N.A., Bank of America, N.A., Fifth Third Bank, SunTrust Bank, AgFirst Farm Credit Bank, Citizens Bank, N.A., MUFG Union Bank, N.A., Citibank, N.A., Farm Credit Bank of Texas, Farm Credit Mid America, PCA and Societe Generale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By: /s/ Allison Aden
Allison Aden
Executive Vice President, Finance and
Chief Financial Officer

Dated: January 20, 2017

INDEX TO EXHIBITS

Exhibit No.                    Description
__________    ________________________________________________________________________________________

10.1
First Amendment to the Second Amended and Restated Credit Agreement, dated January 20, 2017, with JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto, JPMorgan Chase Bank, N.A., Bank of America, N.A., Fifth Third Bank, SunTrust Bank, AgFirst Farm Credit Bank, Citizens Bank, N.A., MUFG Union Bank, N.A., Citibank, N.A., Farm Credit Bank of Texas, Farm Credit Mid America, PCA and Societe Generale.